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                                                                    EXHIBIT 10.1


                                  CONFIDENTIAL

                        SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release ("Agreement") is entered into as of the 1st day of November, 2000, by and between Medical CV, Inc. ("MCV" or "Company") and Adel A. Mikhail, Ph.D. ("Mikhail").

                                    RECITALS

         Mikhail is currently employed by the Company as its Chief Executive Office ("CEO"), pursuant to the terms of an employment agreement with the Company dated January 1, 1995 (the "Employment Agreement").

         Mikhail desires to retire as CEO. The purpose of this Agreement is to set forth the terms and conditions under which Mikhail will retire and terminate his employment relationship.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. SEPARATION. Mikhail's employment with the Company shall terminate effective on a date specified by the Company following approval by the board of directors of the Company of the hiring of a new chief executive officer (the "Termination Date"). Except as provided in Section 13 of this Agreement, the Employment Agreement is hereby terminated in all respects.

         2. SEVERANCE COMPENSATION. In consideration of the termination of the Employment Agreement, the Company shall pay Mikhail an amount equal to his base salary currently in effect as follows: (a) Seventy-Two Thousand Dollars ($72,000), and (b) $72,000 payable in six equal monthly installments commencing February 1, 2001 and on the first day of each month thereafter until paid in full. Mikhail hereby acknowledges that other than accrued vacation pay, he is not owed or entitled to any compensation for work already performed prior to the date of this Agreement. Mikhail shall also be paid for his unused vacation benefits through the date of termination of his employment as chief executive officer of MCV. The provisions of this Section 2 supersede Sections 3.3 and 3.4 of the Employment Agreement.

         3. CONTINUATION AS CEO AND MEMBER OF BOARD OF DIRECTORS. Unless Mikhail terminates his employment earlier, Mikhail agrees to continue his duties as interim CEO of the Company until a new CEO is employed by the Company. During such period, Mikhail shall receive salary and benefits at the same level paid to him during the year 2000. After his retirement as CEO, Mikhail will continue to fulfill his duties on the MCV Board of Directors ("Board") and as its Chairman, subject to the right of the Board to appoint a chairman from time to time after 2001.

         4. VESTED UNEXERCISED STOCK OPTIONS.

                  (a) Mikhail currently has vested stock options to purchase up to 420,000 shares of MCV common stock (the "Option") at an exercise price of $1.375 per share, expiring on February 2, 2001. The Option shall be treated as follows:


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                           (i) Mikhail agrees to exercise 30,000 shares of the
                  Option at an exercise price of $1.375 per share;

                           (ii) Mikhail will surrender the Option to the extent
                  of 240,000 shares;

                           (iii) Mikhail agrees to exercise the remainder of the
                  Option (150,000 shares) on a cashless basis on or before February 2, 2001 in accordance with the following formula:

                  X = 150,000(A-$1.375)/A

                  Where: X = the number of shares to be issued to Mikhail pursuant to the cashless exercise; and

                  A = $2.50, the value of one share of common stock as of the date of this Agreement, determined in good faith by the Board.

                  (b) MCV shall issue to Mikhail, in consideration of the surrendered options, and as an incentive for future services as an independent consultant following his retirement as CEO, a warrant in the form of Exhibit A to purchase 240,000 shares of MCV common stock (the "Warrant") exercisable from and after the date hereof, but prior to February 1, 2006 at an exercise price of $2.125 per share. The Warrant shall be deemed earned as of the date of this Agreement (provided that Mikhail does not rescind or repudiate this Agreement in any way) and shall not be subject to revocation or termination if the consulting agreement described below is terminated for any reason, or if Mikhail is unable to consult due to death or disability.

         5. INDEPENDENT CONSULTANT RELATIONSHIP.

                  (a) Following the termination of his employment as CEO, MCV agrees to retain Mikhail as an independent consultant to provide advice, counsel and technical expertise with respect to MCV's business operations to MCV as requested by the Board or CEO. At all times during the consulting relationship, Mikhail shall be an independent contractor and not an employee, principal, agent, partner or joint venturer of MCV. MCV shall retain Mikhail as a consultant for a period of two years following the date on which Mikhail ceases to serve as CEO of MCV. During this term, Mikhail shall provide up to 40 hours of consulting services per month as requested by the Board or CEO. Mikhail agrees to be reasonably available from time to time in a manner consistent with Mikhail's advisory and consultant role hereunder. Mikhail may elect to render the consulting services directly, or by contract through Medica Nova, Inc., a corporation controlled by Mikhail. Following the termination of his employment, MCV will give Mikhail an appropriate honorary (emeritus) title.

                  (b) Mikhail may terminate the consulting relationship upon at least three months written notice to MCV. MCV shall not terminate the independent contractor relationship before December 31, 2002, unless Mikhail is for any reason unable to perform his duties under this agreement for 90 (ninety) consecutive calendar days; or unless it provides 90 days' advance written notice to Mikhail and pays him a severance of consulting payment equal to the lesser of $72,000 or $6,000 per month for each month remaining prior to December 31, 2002. After December 31, 2002, the independent consulting relationship shall be on an at-will basis.

                  (c) In consideration for Mikhail's consulting services, MCV shall pay Mikhail a retainer of $6,000 per month. If additional service beyond 40 hours per month is requested by the

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         Board or CEO, MCV shall pay Mikhail an additional $125 per hour, up to a maximum of $1,000 per day. The Company also agrees to reimburse Mikhail for all reasonable travel, lodging, meals and other expenses related to out-of-town travel or entertainment related to such consulting services, in accordance with the Company's standard reimbursement policies.

                  (d) The Company and Mikhail agree that following the termination of his employment and the commencement of his services as an independent consultant, Mikhail shall be an independent contractor and not an employee of the Company and will not be entitled to any compensation or employee benefits, except as specifically provided in this Section 5. Mikhail shall be responsible for all federal, state and local income and/or other tax obligations relating to all payments made by the Company to him, and agrees to indemnify and hold the Company harmless from all such obligations, including principal, interest, and penalties. Except as authorized by the Company in writing, Mikhail shall not be authorized to contractually bind the Company. The parties acknowledge that Mikhail will be responsible for maintaining all insurance that Mikhail determines may be necessary in connection with the consulting services contemplated by this Section 5 and will provide the Company with documentary evidence of such on the Company's reasonable request. Mikhail is free to engage in all other business and professional activities without the consent of, or prior notice to the Company, provided that such activities do not directly conflict with Mikhail's contractual obligations herein.

                  (e) The Company shall specify the areas of consulting in regard to its business and products and Mikhail agrees to complete any consulting or projects assigned to him at his own place of business or such other location as the Company shall reasonably specify, and at his own discretion, will reasonably determine the number of hours required and manner of performance.

                  (f) The Company will indemnify Mikhail against any claims, damages or liabilities to which Mikhail may become subject as a result of the performance by Mikhail of the services contemplated by this Agreement, other than claims, damages or liabilities arising out of Mikhail's bad faith or willful negligence. The Company also agrees that Mikhail shall not have any liability to the Company arising out of the performance by Mikhail of the services contemplated by this Agreement, except to the extent that any claim, damage or liability is found by a court to have resulted from Mikhail's bad faith or willful negligence. In addition, with respect to Mikhail's continued service on the board of directors of the Company, the Company will indemnify Mikhail to the full extent provided in the Company's bylaws and Minnesota Business Corporation Act, Section 302A.551.

         6. REDEMPTION OF STOCK. The provisions of Section 6 of the Employment Agreement with respect to the redemption of Mikhail's stock following termination of employment are hereby waived.

         7. CONSIDERATION. Mikhail acknowledges and agrees that MCV's payments to him and all other promises of MCV to him set forth in this Agreement constitute full and adequate consideration for this Agreement and that, if Mikhail does not sign this Agreement or if he rescinds pursuant to paragraph 11, or otherwise challenges the effectiveness of all or any part of this Agreement at any time, or breaches any of his obligations contained in this Agreement at any time, the Company shall have no obligation to provide any portion of the consideration specified.

         8. RELEASE. In exchange for the consideration stated and acknowledged herein, and except as provided herein, Mikhail, including anyone who has or obtains any legal rights or claims through or from Mikhail, hereby unconditionally releases and discharges MCV, its affiliates and related entities, predecessors, successors, any MCV pension, welfare or other employee benefit plan, and any and all past and present: owners, officers, directors, shareholders, partners, employees, agents, consultants,

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representatives, attorneys, trustees, administrators affiliated with any of the foregoing (jointly referred to as "Released Parties" or in the singular as a "Released Party") from any and all past or present claims, demands, obligations, actions, causes of action, damages, costs, debts, liabilities, expenses and compensation of any nature, whether for compensatory or punitive damages, and whether based on statute or ordinance, in tort, contract, quasi-contract or other theory of recovery (collectively the "Claims" and individually a "Claim"), including but not limited to any Claims arising under the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 (ERISA); the Age Discrimination in Employment Act, or any other federal, state or local discrimination law including but not limited to the Minnesota Human Rights Act; and those claims based on wrongful discharge, breach of an implied or express contract, promissory estoppel, emotional distress, defamation, misrepresentation, fraud, public policy, common law, good faith and fair dealing, negligence or any other Claim that Mikhail now has or may have arising out of the relationship between the parties to date, including this termination of Mikhail's employment, whether such Claims are known or unknown, foreseen or unforeseen, at the time of executing this Agreement. The foregoing unconditional release and discharge shall not be construed to constitute a release of any claims which Mikhail may have now or in the future against Principal Financial Group as asset custodian, administrator or trustee of the Company's 401-K retirement plan.

         Mikhail further represents that he has not, and agrees to not, institute any individual lawsuit or claims against any Released Party, and to not pursue any claims against any Released Party or otherwise sue the Company or any Released Party based on any claim relating in any way to Mikhail's relationship with MCV up to the time of executing this Agreement. In the event that any such claim or action has been or is asserted by Mikhail or anyone acting directly or indirectly on his behalf, Mikhail agrees that this release shall act as a total and complete bar to any recovery or relief by him or any party acting directly or indirectly on his behalf. The foregoing release by Mikhail shall not apply to and shall not affect Mikhail's right to enforce the terms of this Agreement or to seek remedy for the breach of this Agreement nor to subsequently assert any claim arising from acts occurring after the effective date of this Agreement.

         9. RETURN OF PROPERTY. Upon termination of Mikhail's engagement as an independent consultant, Mikhail agrees to return promptly all files, documents, manuals or property of any kind in his possession or control relating to, or constituting the property of, the MCV, its affiliates or customers including, but not limited to, all office keys, keys to MCV vehicles, credit cards, security cards, office equipment, cellular phones, computer hardware, software products, MCV products or prototypes. Mikhail acknowledges that this obligation is continuing and agrees to promptly return to the MCV any subsequently discovered property as described above. Mikhail further agrees to make his personal computer available for review of information, data, records and files stored therein, and to allow MCV to retrieve or delete, at MCV's discretion, any and all such information, data, records or files constituting the property of MCV.

         10. CONSIDERATION OF AGREEMENT. Mikhail may consider this Agreement prior to signing for up to 21 days from the date he receives it. The parties agree that any changes in this Agreement made prior to signing, whether material or not, do not restart the 21-day period for consideration. If Mikhail signs this Agreement prior to expiration of the 21-day period, any right to further consideration is forfeited and the rescission period described in Paragraph 11 of this Agreement begins immediately.

         11. RESCISSION. Mikhail may rescind and revoke this Agreement for any reason within fifteen (15) calendar days after signing it. To be effective, the rescission or revocation must be in writing and hand-delivered or mailed to Nancy J. Wolf, Briggs and Morgan, W2200 First National Bank Building, 332 Minnesota Street, St. Paul, Minnesota 55101-1396, within the 15-day period. If mailed, the rescission

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or revocation must be (a) postmarked within the 15-day period, (b) properly addressed as set forth in the preceding sentence, and (c) sent by Certified Mail, Return Receipt Requested. If delivered by hand, it must be given to Nancy J. Wolf, within the 15-day period. This revocation period shall include, and not be in addition to, the seven (7) day revocation period under the Age Discrimination in Employment Act. Should Mikhail choose to rescind this Agreement, all terms hereof are canceled and thereby ineffective.

         12. MERGER. This Agreement supersedes all prior oral and written agreements and communications between the parties regarding their respective subject matter, except for survival of the restrictive covenants as discussed in paragraph 13, below.

         13. SURVIVAL OF CERTAIN PROVISIONS OF EMPLOYMENT AGREEMENT. The Company and Mikhail acknowledge and agree that Sections 5, 6, 12 and 13 of the Employment Agreement shall survive the termination thereof and shall also be applicable to the consulting relationship between the Company and Mikhail contemplated by this Agreement.

         14. SEVERABILITY. In case any one or more of the provisions of this Agreement should be determined invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby, except by application of the provision of paragraph 18 below.

         15. ASSIGNMENT. No assignment of this Agreement shall be made by Mikhail, and such purported assignment shall be null and void.

         16. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Minnesota, without regard to conflicts of laws provisions.

         17. SAVINGS CLAUSE. The parties agree that the scope and terms of this Agreement are reasonable and that it is the parties' intent and desire that this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the parties specifically authorize the tribunal making such determination to replace the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law and/or public policy.

         18. VOLUNTARY AND KNOWING ACTION. Mikhail acknowledges that he has been advised in writing hereby to consult an attorney regarding the terms of this Agreement; that he has had the opportunity to be represented by his own personal attorney; that he has read and understands the terms of this Agreement; and that he is voluntarily and without duress entering into this Agreement with full knowledge of its implications. Mikhail specifically states that he has not been represented by any attorney associated with Briggs and Morgan, Professional Association in the negotiation, preparation, or review of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Separation Agreement and Release to be executed as of the date first above written.

                                                  MEDICALCV, INC.
Dated:  June 7, 2001                              By: /s/ Blair Mowery
                                                  Its: CEO - Elect

Dated:  June 7, 2001                              /s/ Adel Mikhail, Ph.D.

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